Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Second Quarter 2017 Financial Results
Total Revenues Increased by 583% and 52% for 2Q17 and YTD 2017, respectively

INCLINE VILLAGE, NV, August 3, 2017 – PDL BioPharma, Inc. (PDL or the Company) (NASDAQ: PDLI) today reported financial results for the second quarter ended June 30, 2017 including:

•	Total revenues of $143.8 million and $189.3 million for the three and six months ended June 30, 2017, respectively.

•	GAAP diluted EPS of $0.39 and $0.42 for the three and six months ended June 30, 2017, respectively.

•	GAAP net income attributable to PDL’s shareholders of $60.4 million and $67.7 million for the three and six months ended June 30, 2017, respectively.

•
Non-GAAP net income attributable to PDL’s shareholders of $40.2 million and $53.5 million for the three and six months ended June 30, 2017. A full reconciliation of all components of the GAAP to non-GAAP financial results can be found in Table 4 at the end of the release.

Revenue Highlights

•	Total revenues of $143.8 million for the three months ended June 30, 2017 included:

◦	Royalties from PDL’s licensees to the Queen et al. patents of $16.3 million, which consisted of royalties earned on sales of Tysabri® under a license agreement;

◦
Net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets of $83.7 million, which consisted of the change in estimated fair value of our royalty right assets, primarily related to Depomed, Inc., University of Michigan, AcelRx Pharmaceuticals, Inc. and Kybella;

◦	Interest revenue from notes receivable financings to kaléo and CareView Communications of $5.5 million; and

◦
Product revenues of $18.8 million, which consisted of $16.2 million from sales of Tekturna® and Tekturna HCT® in the United States, Rasilez® and Rasilez HCT® in the rest of the world (collectively, the Noden Products) and $2.6 million for sales and leasing of the LENSAR Laser System.

•	Total revenues increased by 583 percent for the three months ended June 30, 2017, when compared to the same period in 2016.

◦	The increase in royalties from PDL’s licensees to the Queen et al. patents is due to the increased royalties on Tysabri® from Biogen, Inc.

◦	The increase in royalty rights - change in fair value was primarily due to the current period increase in fair value of the Depomed, Inc. royalty asset by $87.0 million.

◦
PDL received $34.6 million in net cash royalties from its royalty rights in the second quarter of 2017, compared to $14.7 million for the same period of 2016. The increase in cash royalties is mainly due to the launch of the authorized generic for Glumetza® in February 2017 sold by Valeant Pharmaceuticals International, inc. (Valeant) subsidiary, oceanside Pharmaceuticals, Inc. PDL received royalties on the authorized generic equivalents under the same terms as the branded Glumetza, retroactive to February 2017.

◦	The decrease in interest revenues was primarily due to the early repayment of the Paradigm Spine, LLC note receivable investment.

◦
Product revenues were derived from sales of the Noden Products, which PDL did not begin to recognize until the third quarter of 2016, and the sale and lease of the LENSAR Laser System, which PDL did not begin to recognize until May 11, 2017.

◦
License and other revenue increased by $19.2 million primarily due to a $19.5 million payment from Merck as part of the previously announced settlement agreement to resolve the patent infringement lawsuits related to Keytruda®.

•	Total revenues increased by 52 percent for the six months ended June 30, 2017, when compared to the same period in 2016.

◦	The decrease in royalties from PDL’s licensees to the Queen et al. patents is due to the expiration of the patent license agreement with Genentech, Inc.

◦	The increase in royalty rights - change in fair value was primarily due to the current period increase in fair value of the Depomed, Inc. royalty asset by $93.5 million.

◦	PDL received $48.1 million in net cash royalties from its royalty rights in the six months ended June 30, 2017, compared to $31.9 million for the same period of 2016.

◦	The decrease in interest revenues was primarily due to the early repayment of the Paradigm Spine, LLC note receivable investment and ceasing to recognize interest from the LENSAR note receivable.

◦	Product revenue variances were the same as the three months ended June 30, 2017.

Operating Expense Highlights

•
Operating expenses were $31.1 million for the three months ended June 30, 2017, compared to $9.9 million for the same period of 2016. The increase in operating expenses for the three months ended June 30, 2017, as compared to the same period in 2016, was primarily a result of the $18.9 million in expenses related to the Noden operations, including $7.4 million of non-cash intangible asset amortization and a change in fair value of contingent consideration, and $3.8 million in LENSAR operating activities since the business acquisition on May 11, 2017.

•
Operating expenses were $58.0 million for the six months ended June 30, 2017, compared to $19.8 million for the same period of 2016. The increase in operating expenses for the six months ended June 30, 2017, as compared to the same period in 2016, was primarily a result of the $34.4 million in expenses related to the Noden operations, including $14.8 million of non-cash intangible asset amortization and a change in fair value of contingent consideration, and $3.8 million in LENSAR operating activities.

Recent Developments

•	PDL completed its $30 million share repurchase program, purchasing 13.347 million shares during the four-month period from the initial announcement in March 2017 through completion in June 2017.

•
In July 2017, PDL received a royalty payment from Valeant in the amount of $6.6 million for royalties earned on sales of Glumetza for the month of June. The royalty payment included royalties related to the authorized generic version of Glumetza. This payment will be recorded as part of PDL’s third quarter of 2017 revenue.

Other Financial Highlights

•	PDL had cash, cash equivalents, short-term investments and other investments of $435.3 million at June 30, 2017, compared to $242.1 million at December 31, 2016.

•	Net cash provided by operating activities in the six months ended June 30, 2017 was $61.6 million, compared with $94.8 million in the same period in 2016

•
PDL anticipates an estimated cash tax rate of 15% as the company begins to utilize available tax operating loss carry forwards and credits and expects an effective tax rate of approximately 47% in fiscal 2017, which is dependent on the mix and timing of income.

Conference Call and Webcast Details

PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, August 3, 2017.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 51927827. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through one week following the call, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 51927827.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

We seek to provide a significant return for our shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In 2012, we began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016, we began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, we have consummated 17 of such transactions, of which nine are active and outstanding. We have two debt transactions outstanding, representing deployed and committed capital of $170.0 million and $190.0 million, respectively: CareView and kaléo; we have one hybrid royalty/debt transaction outstanding, representing deployed and committed capital of $44.0 million: Wellstat Diagnostics; and we have five royalty transactions outstanding, representing deployed and committed capital of $396.1 million and $397.1 million, respectively: KYBELLA®, AcelRx, University of Michigan, Viscogliosi Brothers and Depomed. Our equity and loan investments in Noden represent deployed and committed capital of $179.0 million and $202.0 million, respectively.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company’s ability to pay dividends are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission, filed with the Securities and Exchange Commission on March 1, 2017. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues
Royalties from Queen et al. patents	$16,285	$14,232	$30,441	$135,687
Royalty rights - change in fair value	83,725	(855)	96,871	(27,957)
Interest revenue	5,460	7,343	10,917	16,307
Product revenue, net	18,829	—	31,410	—
License and other	19,536	327	19,636	134
Total revenues	143,835	21,047	189,275	124,171

Operating Expenses
Cost of product revenue (excluding intangible amortization)	4,515	—	7,067	—
Amortization of intangible assets	6,148	—	12,163	—
General and administrative expenses	11,288	6,951	23,864	16,797
Sales and marketing	3,616	—	6,200	—
Research and development	4,281	—	6,047	—
Change in fair value of anniversary payment and contingent consideration	1,207	—	2,649	—
Acquisition-related costs	—	2,959	—	2,959
Total operating expenses	31,055	9,910	57,990	19,756
Operating income	112,780	11,137	131,285	104,415

Non-operating expense, net
Interest and other income, net	276	129	488	242
Interest expense	(5,015)	(4,461)	(9,986)	(9,011)
Gain on bargain purchase	6,271	—	6,271	—
Total non-operating expense, net	1,532	(4,332)	(3,227)	(8,769)

Income before income taxes	114,312	6,805	128,058	95,646
Income tax expense	53,873	2,657	60,425	35,611
Net income	60,439	4,148	67,633	60,035
Less: Net (loss)/income attributable to noncontrolling interests	—	—	(47)	—
Net income attributable to PDL’s shareholders	$60,439	$4,148	$67,680	$60,035

Net income per share
Basic	$0.39	$0.03	$0.42	$0.37
Diluted	$0.39	$0.03	$0.42	$0.37

Shares used to compute income per basic share	155,654	163,791	159,677	163,729
Shares used to compute income per diluted share	156,394	164,029	160,168	163,920

Cash dividends declared per common share	$—	$0.05	$—	$0.10

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	June 30,	December 31,
	2017	2016
Cash, cash equivalents and short-term investments	$435,323	$242,141
Total notes receivable	$217,193	$270,950
Total royalty rights - at fair value	$342,958	$402,318
Total assets	$1,301,971	$1,215,387
Total convertible notes payable	$237,837	$232,443
Total stockholders’ equity	$818,798	$755,423

TABLE 3
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2017	2016
Net income	$67,633	$60,035
Adjustments to reconcile net income to net cash provided by (used in) operating activities	(44,789)	25,969
Changes in assets and liabilities	38,768	8,748
Net cash provided by operating activities	$61,612	$94,752

TABLE 4
PDL BIOPHARMA, INC.
GAAP to NON-GAAP RECONCILIATION:
NET INCOME AND DILUTED EARNINGS PER SHARE
(Unaudited)
(In thousands, except per share amount)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
GAAP net income attributed to PDL’s shareholders as reported	$60,439	$4,148	$67,680	$60,035
Adjustments to Non-GAAP net income (as detailed below)	(20,225)	10,984	(14,159)	40,164
Non-GAAP net income attributed to PDL’s shareholders	$40,214	$15,132	$53,521	$100,199

An itemized reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
GAAP net income attributed to PDL’s shareholders as reported	$60,439	$4,148	$67,680	$60,035
Adjustments:
Mark-to-market adjustment to fair value assets	(49,157)	15,543	(48,809)	59,866
Non-cash interest revenues	(77)	(325)	(152)	(2,276)
Non-cash stock-based compensation expense	963	813	2,075	1,599
Non-cash debt offering costs	2,719	1,558	5,394	4,019
Mark-to-market adjustment on warrants held	(36)	418	(136)	747
Amortization of the intangible assets	6,148	—	12,163	—
Mark-to-market adjustment of anniversary payment and contingent consideration	1,207	—	2,649	—
Income tax effect related to above items	18,008	(7,023)	12,657	(23,791)
Total adjustments	(20,225)	10,984	(14,159)	40,164
Non-GAAP net income	$40,214	$15,132	$53,521	$100,199

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and diluted earnings per share, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income“ is not based on any standardized methodology prescribed by GAAP and represent GAAP net income adjusted to exclude (1) mark-to market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) non-cash interest revenue from notes receivable (3) stock-based compensation expense, (4) non-cash interest expense related to PDL debt offering costs, (5) mark-to market adjustments related to warrants held, (6) mark-

to-market adjustment related to acquisition-related contingent considerations, (7) amortization of intangible assets, and to adjust (7) the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.